Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-196529) pertaining to the NOW Inc. 401(k) and Retirement Savings Plan of our report dated June 28, 2021, with respect to the financial statements and schedules of the NOW Inc. 401(k) and Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Houston, Texas

June 28, 2021